EIGHTH AMENDMENT TO
                     TERM LOAN AGREEMENT


This Eighth Amendment to Term Loan Agreement ("Amendment") is entered into this 1st day of September, 2004, by and between American AgCredit, FLCA successor in interest to Pacific Coast Farm Credit Services, ACA ("Lender") and Maui
Land & Pineapple Company, Inc., a Hawaii corporation (the
"Borrower").


                          RECITALS

  A.Borrower and Lender executed a Term Loan Agreement dated June 1, 1999 ( the "Agreement") which was amended on February 16, 2000, May 16, 2000, March 23, 2001, December
31, 2001, March 18, 2002, June 29, 2003 and June 1, 2004.

  B.Borrower and Lender now wish to amend the Agreement to revise the provisions relating to the term of the Fixed Rate
Tranches and the transfer of certain assets.


ACCORDINGLY THE PARTIES AGREE AS FOLLOWS:


1.   Definitions; References; Interpretation.

     (a) Unless otherwise specifically defined herein, each term used herein (including the Recitals hereof) which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

     (b)  Each reference to "this Amendment", "hereof",
"hereunder", "herein" and "hereby" and each other similar reference contained in the Agreement and each reference to "the Agreement" or "the Term Loan Agreement" and each other similar reference in the other Loan Documents, shall from and after the date of this Amendment refer to the Agreement as amended hereby.

     (c)  The rules of interpretation set forth in Section
1(b) of the Agreement shall be applicable to this Amendment.

2. Amendment to Term Loan Agreement. Subject to the terms and conditions hereof, the Agreement is amended as follows:

     (a) The definition of "Reset Date" is hereby amended by deleting the words "for a period not to exceed 90 days" at the end of item (iv).

     (b) Subparagraph (d) of Section 2 of the Agreement is amended to read as follows:

          "(d)      a Fixed Rate Tranche for up to Ten
          Million Dollars ($10,000,000) utilizing fixed rate Interest Periods of thirty days (the "Thirty-Day Fixed Rate Tranche"), amounts subject to the Thirty-Day Fixed Rate Tranche shall automatically be renewed every thirty (30) days, provided that no such Interest Period shall extend beyond the Maturity Date, and further provided, that the Borrower may give notice to the Lender of its election to reduce or increase the amount of the outstanding principal balance bearing interest at the LIBOR Rate by delivering to Lender a notice in the form of Exhibit C attached hereto not less than two (2) days prior to the commencement of any Interest Period, and further provided that, the Six Month Fixed Rate Tranche and the One Year Fixed Rate Tranche shall be reduced by an amount equal to the principal balance of the Thirty-Day Fixed Rate Tranche."

3. Section 4(a)(1) of the Agreement is amended to read as follows:

          "(1)   Borrower shall pay the principal amount of
          the Six Month Fixed Rate Tranche, the One Year Fixed Rate Tranche, and the Thirty-Day Fixed Rate Tranche in consecutive installments of One Hundred Twenty-Five Thousand Dollars ($125,000) each, commencing on September 1, 2004, and continuing on the first day of each December, March, June, and September thereafter through March 1, 2009, and a final payment of Seven Million Six Hundred Twenty-Five Thousand Dollars ($7,625,000) on the Term Loan Maturity Date, all such payments to be applied pro rata to the various tranches based on the amount of principal outstanding thereunder at the time of payment;"

4.   Section 4(a)(2) of the Agreement is deleted and Section
4(a)(3) is renumbered as Section 4(a)(2).

5. Exhibit C attached hereto is added to the Agreement as Exhibit C.

6.   Transfer of Assets.   Lender hereby agrees to waive the
provisions of Section 12 of the Agreement with regard to the transfer of the land beneath the Kapalua Bay Hotel, the adjacent parking lot and the Kapalua Bay shops to a joint venture with Marriott International and Exclusive Resorts for the purpose of redeveloping the property.

7.   Conditions of Effectiveness.   The effectiveness of
this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

     (a) Lender shall have received from Borrower a duly executed original of this Amendment.

8.   Borrower's Representations and Warranties.   Borrower
represents and warrants that as of the date hereof and after giving effect hereto:

     (a) The execution and delivery of this Amendment by the Borrower is within the corporate powers of the Borrower and does not violate any provisions or terms of any order or any court or governmental agency and will not conflict with or constitute a default under the Borrower's Articles or Bylaws or any agreement or instrument to which the Borrower is a party.

     (b) The execution and delivery of this Amendment has been duly authorized by proper corporate action on the part of the Borrower and that this Amendment and the Agreement constitute the legal, valid and binding obligations of the Borrower.

     (c) No default or Event of Default exists under the Agreement.

     (d) It has disclosed the terms and conditions of this Amendment to its auditors for their use in preparing any quarterly or annual reports on the condition of the Borrower.

9.   Continuing Validity.     Except as expressly modified
or changed by this Amendment, the terms of the original
Agreement and all other related loan documents remain unchanged and in full force and effect. Consent by the Lender to the changes described herein does not waive
Lender's right to strict performance of the terms and conditions contained in the Agreement as amended. Nothing in this Amendment will constitute a satisfaction of the Indebtedness. It is the Lender's intention to retain as liable parties all makers, guarantors, endorsers of the original Indebtedness, unless such party is expressly released by Lender in writing.

10.  Miscellaneous.

     (a) The Borrower acknowledges and agrees that the execution and delivery by the Lender of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar amendments or waivers under the same or similar circumstances in the future.

     (b) This Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

     (c) This Amendment shall be governed by and construed in accordance with the laws of the State of California, provided that the Lender shall retain all rights arising under federal law.
     (d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Lender of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure of the Lender to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Lender.

     (e) This Amendment contains the entire agreement of the parties hereto with reference to the matters discussed herein.

     (f) If any term or provision of this Amendment shall be deemed prohibited or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan
Documents.

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first above written.

Borrower:
MAUI LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation


By: /S/ FRED W. RICKERT

Title: Acting Chief Financial Officer


By: /S/ ADELE H. SUMIDA

Title: Controller & Secretary


Lender:
AMERICAN AGCREDIT, FLCA

By: /S/ GARY VAN SCHUYVER

Title: VICE PRESIDENT